Agreement and Plan of Reorganization for a Change of Domicile

THIS AGREEMENT AND PLAN OF REORGANIZATION FOR A CHANGE OF DOMICILE (the “Plan” or the “Agreement”) is made this 24th day of August, 2017, by and between T. Rowe Price State Tax-Free Funds, Inc., T. Rowe Price Capital Appreciation Fund, Inc., T. Rowe Price Equity Income Fund, Inc., T. Rowe Price GNMA Fund, Inc., and T. Rowe Price New America Growth Fund, Inc. , each, a newly formed corporation organized under the laws of Maryland (each, herein referred to as a “Corporation” and collectively, the “Corporations”) and T. Rowe Price California Tax-Free Income Trust, T. Rowe Price State Tax-Free Income Trust, T. Rowe Price Capital Appreciation Fund, T. Rowe Price Equity Income Fund, T. Rowe Price GNMA Fund, and T. Rowe Price New America Growth Fund, each, an existing Massachusetts business trust (each, herein referred to as a “Trust” and collectively, the “Trusts”). The Boards of Directors of the Corporations and Boards of Trustees of the Trusts (collectively, the “Board”) deem it advisable that each series of the Corporations (each, a “New Fund”), and the sub-trusts of the Trusts (each, an “Acquired Fund”) listed in Exhibit 1 attached hereto, and their respective classes, engage in the reorganization described below.

This Agreement is intended to be, and is adopted as, a plan of reorganization and liquidation within the meaning of Section 368(a)(1) of the United States Internal Revenue Code of 1986, as amended (the “Code”). The reorganization and liquidation will consist of the transfer of all of the assets of the Acquired Funds to the corresponding New Funds, as described in Exhibit 1 attached hereto, in exchange solely for (as applicable) Investor Class, Advisor Class, I Class, and R Class shares of beneficial interest of each New Fund (“New Fund Shares”), the assumption by each New Fund of all liabilities of the respective Acquired Fund, and the distribution of New Fund Shares to the shareholders of the corresponding Acquired Fund in complete liquidation of the Acquired Fund, as provided herein (“Reorganization”), all upon the terms and conditions hereinafter set forth in this Plan.

 WHEREAS, each New Fund has been organized for the sole purpose of continuing the business and operations of the corresponding Acquired Fund as a series of Maryland Corporation;

WHEREAS, each New Fund currently has no assets and has carried on no business activities prior to the date first shown above and will have had no assets and will have carried on no business activities prior to the consummation of the transaction described herein; and

WHEREAS, the Acquired Funds and the New Funds are authorized to issue their shares of beneficial interest and common stock, respectively; and

WHEREAS, the Board has determined, with respect to the New Funds and the Acquired Funds, that the exchange of all of the assets of each Acquired Fund for corresponding New Fund Shares and the assumption of all liabilities of the respective Acquired Fund by the corresponding New Fund is in the best interests of each Acquired Fund’s and corresponding New Fund’s shareholders and that the interests of the New Funds and existing shareholders of the Acquired Funds would not be diluted as a result of this transaction;

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

1. Transfer of Assets of the Acquired Funds to the New Funds in Exchange for New Fund Shares, the Assumption of all of the Acquired Funds’ Respective Liabilities, and the Liquidation of the Acquired Funds

1.1 Subject to the requisite approval of each Acquired Fund’s shareholders and the other terms and conditions herein set forth and on the basis of the representations and warranties contained herein, each Acquired Fund agrees to transfer all of its assets, as set forth in paragraph 1.2, to the corresponding New Fund, as set forth in Exhibit 1 attached hereto, and each New Fund, which was organized solely for the purpose of acquiring all of the assets and assuming all of the liabilities of the corresponding Acquired Fund, agrees in exchange therefor: (i) to deliver to the Acquired Fund the number of full and fractional Investor Class, Advisor Class, I Class, and R Class New Fund Shares (as applicable), determined by dividing the value of the Acquired Fund’s net assets, computed in the manner and as of the time and date set forth in paragraph 2.1, by the net asset value of one New Fund Share of the corresponding class, computed in the manner and as of the time and date set forth in paragraph 2.2; and (ii) to assume all liabilities of the corresponding Acquired Fund, as set forth in paragraph 1.3. Such transactions shall take place on the date of the closing provided for in paragraph 3.1 (“Closing Date”).

1.2 The assets of the Acquired Fund to be acquired by the New Fund shall consist of all assets, including, without limitation, all portfolio holdings, cash, cash equivalents, commodities, interests in futures and other financial instruments, claims (whether absolute or contingent, known or unknown), receivables (including dividends or interest and other receivables) and other assets belonging to the Acquired Fund, and any deferred or prepaid expenses, shown as an asset on the books of the Acquired Fund, as of the Valuation Date (as defined in paragraph 2.1), in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied from the Fund’s prior audited period (the “Assets”).

1.3 The corresponding New Fund shall assume all of the Acquired Fund’s liabilities, expenses, costs, charges and reserves, whether accrued or contingent, known or unknown, existing at the Valuation Date, as defined in paragraph 2.1 (collectively, “Liabilities”).

1.4 On the Closing Date, each Acquired Fund will distribute, in complete liquidation, New Fund Shares to each Acquired Fund shareholder, determined as of the close of business on the Valuation Date, of the Acquired Fund pro rata in proportion to such shareholder’s beneficial interest and in exchange for that shareholder’s Acquired Fund shares. Such distribution will be accomplished by recording on the books of the New Fund, in the name of each Acquired Fund shareholder, the number of New Fund Shares representing the pro rata number of New Fund Shares received from the New Fund which is due to such Acquired Fund shareholder. Fractional New Fund Shares shall be rounded to the third place after the decimal point.

1.5 On the Closing Date, any outstanding certificates representing Acquired Fund shares will be cancelled. The New Funds shall not issue certificates representing New Fund Shares in connection with such exchange, irrespective of whether Acquired Fund shareholders hold their Acquired Fund shares in certificated form. Ownership of New Fund Shares shall be recorded separately on the books of each New Fund’s transfer agent.

1.6 The legal existence of the Acquired Funds shall be terminated as promptly as reasonably practicable after the Closing Date. After the Closing Date, the Acquired Funds shall not conduct any business except in connection with their liquidation and termination.

1.7 Immediately prior to delivery to each Acquired Fund of corresponding New Fund Shares, T. Rowe Price Associates, Inc. (“T. Rowe Price”), as the sole stockholder of the New Funds, shall (i) elect the Directors of each New Fund; (ii) ratify the selection of the New Funds’ independent auditors; (iii) approve the investment advisory agreements for each New Fund, which will be in substantially the same form as the investment advisory agreements in effect with respect to the corresponding Acquired Fund immediately prior to the Closing Date; (iv) approve the 12b-1 plan for the New Funds (if applicable), which will be in substantially the same form as the 12b-1 plan in effect with respect to the Acquired Fund immediately prior to the Closing Date; and (v) approve any other matter for which shareholder approval is required.

2. Valuation

2.1 The value of each Acquired Fund’s Assets shall be the value of such Assets computed as of immediately after the close of regular trading on the New York Stock Exchange ("NYSE") on the business day immediately preceding the Closing Date (the "Valuation Date"), using the Acquired Funds’ valuation procedures established by the Board.

2.2 The net asset value per share of New Fund Shares issued in exchange for the Assets of each Acquired Fund, shall be equal to the net asset value per share of New Fund Shares on the Closing Date, using the New Funds’ valuation procedures established by the Board, and the number of such New Fund Shares shall equal the number of full and fractional Acquired Fund shares outstanding on the Closing Date.

2.3 All computations of value shall be made in accordance with the regular practices of T. Rowe Price and the Bank of New York Mellon (“BNY”) as fund accountants for the Acquired Fund and the New Fund.

3. Closing and Closing Date

3.1 The Closing Date shall be October 30, 2017, or such other date as the parties, through their duly authorized officers, may mutually agree. All acts taking place at the Closing shall be deemed to take place simultaneously on the Closing Date unless otherwise provided. The Closing shall be held at the close of the NYSE (normally 4 p.m. Eastern Time).

3.2 If, on the Closing Date, a discretionary liquidity fee or temporary suspension of fund redemptions pursuant to Rule 2a-7(c)(2) under the Investment Company Act of 1940 Act, as amended (the “1940 Act”) is currently in place for a money market fund, either party shall have the right to postpone the Closing Date until such time as the discretionary liquidity fee or temporary suspension of fund redemptions is lifted, or terminate this Agreement and the transactions contemplated hereby.

3.3 At the Closing, each party shall deliver to the other such bills of sale, checks, assignments, receipts, or other documents as such other party or its counsel may reasonably request.

4. Representations and Warranties

4.1 Each Acquired Fund represents and warrants to the corresponding New Fund as follows:

4.1.1 At the Closing Date, the Acquired Fund will have good and marketable title to the Assets to be transferred to the New Fund pursuant to paragraph 1.1, and will have full right, power and authority to sell, assign, transfer and deliver such Assets hereunder. Upon delivery and in payment for such Assets, the New Fund will acquire good and marketable title thereto subject to no restrictions on the full transfer thereof, including, without limitation, such restrictions as might arise under the Securities Act of 1933, as amended (the "1933 Act"), provided that the New Fund will acquire Assets that are segregated as collateral for the Acquired Fund’s derivative positions, including, without limitation, as collateral for swap positions and as margin for futures positions, subject to such segregation and liens that apply to such Assets;

4.1.2 The execution, delivery and performance of this Agreement will have been duly authorized prior to the Closing Date by all necessary action on the part of the Acquired Fund and, subject to the approval of the Acquired Fund’s shareholders and the due authorization, execution and delivery of this Agreement by the New Fund, this Agreement will constitute a valid and binding obligation of the Acquired Fund enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy laws and any other similar laws affecting the rights and remedies of creditors generally and by equitable principles;

4.1.3 No consent, approval, authorization, or order of any court, governmental authority, the Financial Industry Regulatory Authority ("FINRA") or any stock exchange on which shares of the Acquired Fund are listed is required for the consummation by the Acquired Fund of the transactions contemplated herein, except such as have been or will be obtained (at or prior to the Closing Date); and

4.1.4 The Acquired Fund will have filed with the Securities and Exchange Commission ("SEC") proxy materials, complying in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, the 1940 Act, and applicable rules and regulations thereunder, relating to a meeting of its shareholders to be called to consider and act upon the Reorganization contemplated herein.

4.2 Each New Fund represents and warrants to the corresponding Acquired Fund as follows:

4.2.1 At the Closing Date, the New Fund will be duly formed as a corporation, validly existing, and in good standing under the laws of the State of Maryland;

4.2.2 New Fund Shares to be issued and delivered to the Acquired Fund pursuant to the terms of this Agreement will, at the Closing Date, have been duly authorized and, when so issued and delivered, will be duly and validly issued and outstanding and fully paid and non-assessable by the New Fund;

4.2.3 At the Closing Date, the New Fund or the corporation of which the New Fund is a series, as the case may be, shall succeed to the registration statement of the Acquired Fund or Trust of which the Acquired Fund is a sub-trust, as the case may be, filed under the 1940 Act with the SEC and thus will become duly registered under the 1940 Act as an open-end management investment company;

4.2.4 The New Fund was newly formed for the purpose of consummating the Reorganization and continuing the business and operations of the Acquired Fund. As of the Closing Date, and immediately prior to the Reorganization, the New Fund has not held any assets or engaged in any activity or business, other than such as required to consummate the Reorganization. Immediately prior to the Closing Date, there will be no issued or outstanding stock of the New Fund or any other securities issued by the New Fund;

4.2.5 The execution, delivery and performance of this Agreement will have been duly authorized prior to the Closing Date by all necessary action on the part of the New Fund, and, subject to the approval of the Acquired Fund’s shareholders and the due authorization, execution and delivery of this Agreement by the Acquired Fund, this Agreement will constitute a valid and binding obligation of the New Fund enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy laws and any other similar laws affecting the rights and remedies of creditors generally and by equitable principles;

4.2.6 No consent, approval, authorization, or order of any court, governmental authority, FINRA, or stock exchange on which shares of the New Fund are listed is required for the consummation by the New Fund of the transactions contemplated herein, except such as have been or will be obtained (at or prior to the Closing Date); and

4.2.7 The New Fund shall use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1940 Act and such state or District of Columbia securities laws as it may deem appropriate in order to operate after the Closing Date.

5. Conditions Precedent to Obligations of the Acquired Funds and the New Funds

If any of the conditions set out below have not been satisfied on or before the Closing Date with respect to any of the Acquired Funds or the New Funds, the other parties to this Agreement shall, at their option, not be required to consummate the transactions contemplated by this Agreement:

5.1 This Agreement and the transactions contemplated herein shall have been approved by the Board of the Acquired Funds and New Funds and by the requisite vote of each Acquired Fund’s shareholders, voting separately;

5.2 All consents of other parties and all other consents, orders, and permits of federal, state, and local regulatory authorities (including those of the SEC and of state, District of Columbia, or U.S. territory securities authorities) deemed necessary by any of the Acquired Funds or the New Funds to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain any such consent, order, or permit would not involve a risk of a material adverse effect on the assets or properties of the Acquired Funds or New Funds, provided that either party hereto may waive any of such conditions for itself;

5.3 Prior to or at the Closing, the New Funds shall enter into or adopt such agreements as are necessary for each New Fund’s operation as an open-end investment company and such agreements shall be substantially similar to any corresponding agreement of the respective Acquired Fund; and

5.4 The parties shall have received the opinion of counsel to the Trusts, on behalf of the Acquired Funds, substantially to the effect that, based upon certain facts, assumptions, and representations, the transactions contemplated by this Plan shall constitute a tax-free reorganization for federal income tax purposes. The delivery of such opinion is conditioned upon receipt by counsel to the Trusts of representations it shall request of the Trusts.

Notwithstanding anything herein to the contrary, the Trusts and the Corporations, on behalf of either the Acquired Funds or the New Funds, respectively, may not waive the condition set forth in this paragraph 5.4.

6. Fees and Expenses

The New Funds will bear the expenses relating to the Reorganization, regardless of whether the Assets are held on the books of the Acquired Fund or the New Fund. Each New Fund, and its respective classes, will bear its proportionate share of the Reorganization, based on each class’ relative net assets on the Closing Day.

7. Termination of the Agreement

7.1 This Agreement and the transactions contemplated hereby may be terminated and abandoned by resolution of the Board of the Trust or the Corporation, as the case may be, at any time prior to the Closing Date (and notwithstanding any vote of the Acquired Fund’s shareholders) if circumstances should develop that, in the opinion of the Board, make proceeding with the Reorganization inadvisable.

7.2 If this Agreement is terminated and the transactions contemplated hereby are abandoned pursuant to the provisions of this Section 7, this Agreement shall become void and have no effect, without any liability on the part of any party hereto or the Board members or officers of the Corporations or the Trusts, or shareholders of the New Funds or Acquired Funds, as the case may be, in respect of this Agreement.

8. Notices

All notices, requests, instructions, and demands in the course of the transactions herein contemplated shall be in writing addressed to the respective parties as follows and shall be deemed given: (i) on the next day if sent by prepaid overnight courier and (ii) on the same day if given by hand delivery or telecopy.

If to a New Fund or Acquired Fund:

David Oestreicher, Esquire T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, Maryland 21202 Fax Number (410) 345-6575

with a copy to:

Margery Neale, Esquire Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 Fax Number (212) 728-9297

or to such other address as the parties from time to time may designate by written notice to all other parties hereto.

9. Amendment

This Agreement may be amended, modified, or supplemented in such manner as may be mutually agreed upon in writing by the parties; provided, however, that following the approval of this Agreement by the Acquired Fund’s shareholders, no such amendment may have the effect of changing the provisions for determining the number of New Fund Shares to be distributed to the Acquired Fund’s shareholders under this Agreement to the detriment of such Acquired Fund shareholders without their further approval.

10. Waiver

At any time prior to the Closing Date, except as otherwise expressly provided, any of the foregoing conditions may be waived by the Board of the Trust or of the Corporation if, in the judgment of either, such waiver will not have a material adverse effect on the benefits intended under this Agreement to the shareholders of the Acquired Funds or of the New Funds, as the case may be.

11. Miscellaneous

11.1 None of the representations and warranties included or provided for herein shall survive consummation of the transactions contemplated hereby.

11.2 This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between them relating to the subject matter hereof. No party shall be bound by any condition, definition, warranty, or representation, other than as set forth or provided in this Agreement or as may be, on or subsequent to the date hereof, set forth in a writing signed by the party to be bound thereby.

11.3 This Agreement shall be governed and construed in accordance with the laws of the State of Maryland without giving effect to principles of conflict of laws; provided, however, that the due authorization, execution and delivery of this Agreement by the Trusts and the Corporations and their sub-trusts and series, respectively, as set forth in Exhibit 1 attached hereto, shall be governed and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to principles of conflict of laws; provided that, in the case of any conflict between those laws and the federal securities laws, the latter shall govern.

11.4 This Agreement may be amended only by a signed writing between the parties.

11.5 This Agreement may be executed in counterparts, each of which, when executed and delivered, shall be deemed to be an original.

11.6 This Agreement shall bind and inure to the benefit of the parties hereto and their respective New Funds and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm, or corporation, other than the parties hereto and assigns, any rights or remedies under or by reason of this Agreement.

11.7 It is expressly agreed that the obligations of the parties hereunder shall not be binding upon any of the Board members or officers of the Trust or the Corporation, or shareholders, nominees, agents, or employees of the Acquired Funds or the New Funds personally, but shall bind only the property of the Acquired Funds or the New Funds, as the case may be, as provided in each trust agreement, a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and at the Acquired Funds’ principal offices, or each Corporation’s Charter. The execution and delivery of this Agreement by such officers shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Acquired Funds or New Funds, as the case may be.

11.8 It is understood and agreed that the reorganization contemplated in this Agreement relates to the reorganization of each Acquired Fund to its corresponding New Fund, as set forth in Exhibit 1 hereto, as a separate reorganization, and that the reorganization of any Acquired Fund to its corresponding New Fund, as contemplated herein, is not contingent on the approval or consummation of the reorganization of any other sub-trust of any of the Trusts contained in Exhibit 1 attached hereto.

IN WITNESS WHEREOF, the Trusts, on behalf of the Acquired Funds, and the Corporations, on behalf of the New Funds, as set forth in Exhibit 1 attached hereto, have each caused this Agreement to be executed and attested on its behalf by its duly authorized representatives as of the date first above written.

Each Trust, on behalf of its sub-trusts, listed in Exhibit 1
/s/David Oestreicher By:___________________________ David Oestreicher, Vice President
WITNESS: /s/Darrell N. Braman ______________________ Darrell N. Braman, Secretary
Each Corporation, on behalf of its series, listed in Exhibit 1
/s/David Oestreicher By:___________________________ David Oestreicher, Vice President
WITNESS: /s/Darrell N. Braman ______________________ Darrell N. Braman, Secretary
The undersigned is a party to this Agreement with respect to Section 1.7 of the Agreement T. Rowe Price Associates, Inc.
/s/Darrell N. Braman By:___________________________ Darrell N. Braman Vice President
WITNESS: /s/Joan E. Flister ______________________ Joan E. Flister, Assistant Secretary

Exhibit 1

Existing Massachusetts Business Trusts* (and corresponding sub-trusts)	New Maryland Corporations* (and corresponding series)

T. Rowe Price California Tax-Free Income Trust

California Tax-Free Bond Fund

California Tax-Free Money Fund

T. Rowe Price State Tax-Free Income Trust

Georgia Tax-Free Bond Fund

Maryland Short-Term Tax-Free Bond Fund

Maryland Tax-Free Bond Fund

Maryland Tax-Free Money Fund

New Jersey Tax-Free Bond Fund

New York Tax-Free Bond Fund

New York Tax-Free Money Fund

Virginia Tax-Free Bond Fund

T. Rowe Price State Tax-Free Funds, Inc.

T. Rowe Price California Tax-Free Bond Fund

T. Rowe Price California Tax-Free Money Fund

T. Rowe Price Georgia Tax-Free Bond Fund

T. Rowe Price Maryland Short-Term Tax-Free

Bond Fund

T. Rowe Price Maryland Tax-Free Bond Fund

T. Rowe Price Maryland Tax-Free Money Fund

T. Rowe Price New Jersey Tax-Free Bond Fund

T. Rowe Price New York Tax-Free Bond Fund

T. Rowe Price New York Tax-Free Money Fund

T. Rowe Price Virginia Tax-Free Bond Fund

T. Rowe Price Capital Appreciation Fund T. Rowe Price Capital Appreciation Fund	T. Rowe Price Capital Appreciation Fund, Inc. T. Rowe Price Capital Appreciation Fund
T. Rowe Price Equity Income Fund T. Rowe Price Equity Income Fund	T. Rowe Price Equity Income Fund, Inc. T. Rowe Price Equity Income Fund
T. Rowe Price GNMA Fund T. Rowe Price GNMA Fund	T. Rowe Price GNMA Fund, Inc. T. Rowe Price GNMA Fund
T. Rowe Price New America Growth Fund T. Rowe Price New America Growth Fund	T. Rowe Price New America Growth Fund, Inc. T. Rowe Price New America Growth Fund

* All share classes of a particular Fund are also authorized under the new Corporation.